                                                                    EXHIBIT 4.4

A.Prot. 2000/149

                                NOTARIAL DEED



                         SALE AND TRANSFER AGREEMENT
                     (VINNOLIT MONOMER GMBH & CO. KG UND
                   VINNOLIT MONOMER GESCHAEFTSFUEHRUNGS GMBH)



Negotiated at Basel/Switzerland this 19th (nineteenth) day of May 2000 (two thousand).

Before me, the undersigned Notary Public



                                STEPHAN CUENI


at Basel/Switzerland appeared today:


1. Dr. Kerstin Schweizer, born September 17, 1970, attorney-at-law, German citizen, with business address at D-60311 Frankfurt/Main, Bethmannstrasse 50-54, and private domicile at D-61440 Oberursel, Altkoenigstrasse 80, identified by his German Personalausweis, acting not in her own name, but according to her declarations in the name and on behalf of

     Vinnolit GmbH & Co. KG, a German limited partnership with head office at D-85737 Ismaning, Carl-Zeiss-Ring 25, to be registered with the Commercial Register at the Local Court of Muenchen under Section A, presenting a written power of attorney dated May 17, 2000, a true copy of which is attached,

                                         - hereinafter referred to as "Buyer" -

2. Dr. Franz Juergen Johannson, born December 29, 1944, attorney-at-law, German citizen, with private domicile at D-82327 Tutzing, Fischerbuchetstrasse 9, identified by his German Personalausweis, acting not in his own name, but according to his declarations in the name and on behalf of

     a) Vinnolit Kunststoff GmbH, a German limited liability company with head office at D-85737 Ismaning, Carl-Zeiss-Ring 25, registered with the Commercial Register at the Local Court of Muenchen under No. HRB 102851, presenting the attached written power of attorney dated May 18, 2000,

                                        - hereinafter referred to as "Seller" -

     b) Wacker Chemie GmbH, a German limited liability company with head office at D-81737 Muenchen, Hanns-Seidel-Platz 4, registered with the Commercial Register at the Local Court of Munchen under No. HRB 3499, presenting the attached written power of attorney dated May 18, 2000,


                                        - hereinafter referred to as "Wacker" -

3. Mr. Ralf Christner, born January 7, 1965, attorney-at-law, German citizen, with business address at D-65926 Frankfurt am Main, Corporate Center, Building C 660, and private domicile at D-60318 Frankfurt am Main, Wielandstrasse 61, identified by his German Personalausweis, acting not in his own name, but according to his declarations in the name and on behalf of

     Celanese AG, a German stock corporation with head office at D-65926 Frankfurt am Main, Corporate Center, Building F 821, registered with the Commercial Register at the Local Court of Frankfurt am Main under No. HRB 42285 presenting the attached written power of attorney dated May 10, 2000, and an extract from the Commercial Register dated April 19, 2000, a true copy of which is attached,

                                      - hereinafter referred to as "Celanese" -

The acting notary asked the persons appeared prior to the notarization whether he or any of his partners acts or acted in the matter to be recorded for any of the parties of this deed outside his or, as the case may be, their notarial function (Section 3 para. 1 No. 7 German Recording Act (Beurkundungsgesetz)). The answer was negative.

The persons appeared requested this Deed including its Exhibits and Schedules to be recorded in the English language. The acting Notary Public who is in sufficient command of the English language ascertained that the persons appeared are also in command of the English language. After having been instructed by the acting Notary, the persons appeared waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this Deed including the Exhibits and Schedules hereto.

The persons appeared asked for the Notarization of the following:

                                                       (continued on next page)

                        SALE AND ASSIGNMENT AGREEMENT


                             entered into between


                           Vinnolit Kunststoff GmbH
                          with its seat in Ismaning

                                      (hereinafter referred to as the "SELLER")


                                     and


                            Vinnolit GmbH & Co. KG
                          with its seat in Ismaning


                                       (hereinafter referred to as the "BUYER")


               (the Seller and the Buyer hereinafter also referred to singly as the "PARTY" and collectively as the "PARTIES")


                                  as well as


                              Wacker Chemie GmbH
                           with its seat in Munich


                                          (hereinafter referred to as "WACKER")


                                     and


                                 Celanese AG
                      with its seat in Frankfurt am Main


                                        (hereinafter referred to as "CELANESE")

TABLE OF CONTENT                                                                                        PAGE
   PREAMBLE................................................................................................6
   SECTION 1 DEFINITIONS...................................................................................7
   SECTION 2 OBJECT OF SALE AND ASSIGNMENT AND SUBSIDARIES................................................11
   SECTION 3 SALE AND ASSIGNMENT OF SHARES................................................................13
   SECTION 4 CONSIDERATION................................................................................14
   SECTION 5 FINANCIAL STATEMENTS, ANNUAL ACCOUNTS........................................................21
   SECTION 6 CLOSING......................................................................................23
   SECTION 7 REPRESENTATIONS AND WARRANTIES OF THE SELLER.................................................25
   SECTION 8 REPRESENTATIONS AND WARRANTIES OF THE BUYER..................................................32
   SECTION 9 REMEDIES.....................................................................................33
   SECTION 10 INDEMNIFICATION.............................................................................36
   SECTION 11 LIMITATION OF LIABILITIES/GUARANTORS........................................................38
   SECTION 12 SURVIVAL OF CLAIMS AND REMEDIES.............................................................38
   SECTION 13 CONTINUING AGREEMENTS, CUSTOMER AND SUPPLIER RELATIONSHIPS, INSURANCE, CHANGE OF NAME.......38
   SECTION 14 COVENANT NOT TO COMPETE.....................................................................38
   SECTION 15 FURTHER COVENANTS OF THE BUYER..............................................................38
   SECTION 16 CARTEL CLEARANCE, OTHER COVENANTS OF THE PARTIES............................................38
   SECTION 17 GENERAL PROVISIONS..........................................................................38

                                   PREAMBLE


WHEREAS, the Seller is engaged, through the Companies, in (i) the production and distribution of Monomer Products, (ii) the production of Polyvinylchloride
(PVC), consisting of homopolymer resins of Vinylchloride Monomer (VCM) or copolymer resins of Vinylchloride Monomer and Comonomers (Vinylacetate-Monomer, Hydroxypropyl-Acrylate, Butyl-Acrylate,
Allyl-Methacrylate, Maleinic-Acid), produced by emulsion polymerization (continuous and batch), suspension polymerization or microsuspension polymerization processes, (iii) in the distribution of PVC for paste making and thermoplastic applications and (iv) in the licensing of the VCM as well as the PVC technology (such business of the Companies, to the extent currently conducted, the "BUSINESS");

WHEREAS, the Seller intends to sell its interests in the Companies and, thus, to divest the Business;

WHEREAS, the Buyer, a limited partnership which has been duly established under the laws of Germany and reported for registration in the commercial register on 18 May 2000, but has not yet been registered, duly represented by its general partner CM 00 Vermoegensverwaltung 058 GmbH, registered in the commercial register of the local court in Munich under HRB 130662 (hereinafter referred to as CM 058 GmbH), desires to acquire the Seller's interests in the Companies;

WHEREAS, the Buyer, at the date hereof, will further enter into an agreement regarding the acquisition of all the shares in Vintron GmbH with its seat in Huerth-Knapsack from Celanese Chemical Europe GmbH, a wholly owned subsidiary of Celanese, in a separate transaction (the "VINTRON TRANSACTION") which shall be consummated simultaneously;

WHEREAS, the Seller is a Joint Venture of Wacker and Celanese (through its wholly owned subsidiary Diogenes Dreizehnte Vermoegensverwaltungs GmbH), which have entered into the Agreement solely for the purpose of (i) granting certain indemnification in respect of environmental liabilities as set forth in
Section 10.1 of the Agreement as well as certain covenants not to compete as set forth in Section 14 of the Agreement, provided that they shall in no event be, or deemed to be, jointly and severally liable for any of such obligations ["Auschluss jeglicher Gesamtschuldnerschaft"] and (ii) acting as guarantors ["Buergen unter Verzicht auf die Einrede der Vorausklage"] for the performance of the Seller's obligations under the Agreement, provided that the obligations of the guarantors are strictly accessory ["akzessorisch"] ,i.e. the extent of the principal obligations determines the extent to which the guarantors are responsible and provided that the guarantors shall be jointly and severally liable for such obligations; and

WHEREAS, the Parties, Wacker and Celanese agree that the terms of the Agreement shall comprehensively and conclusively constitute the entire agreement of the parties in respect of the transactions contemplated by the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, it is hereby agreed as follows:

                                  SECTION 1
                                 DEFINITIONS

For the purpose of the Agreement the terms below shall have the following meanings:


"AGREED ACCOUNTING PRINCIPLES"      THE ACCOUNTING PRINCIPLES APPLICABLE FOR
                                    THE ANNUAL ACCOUNTS AS AGREED BETWEEN THE
                                    PARTIES AND SET FORTH IN SCHEDULE 5.2 IN
                                    ORDER TO DETERMINE THE CONSOLIDATED EBITDA
                                    FOR THE TIME PERIODS ENDING ON 31 DECEMBER
                                    2000 AND 31 DECEMBER 2001 AS REFERRED TO
                                    IN SECTION 5.2.

"AGREEMENT"                         THIS SALE AND ASSIGNMENT AGREEMENT
                                    TOGETHER WITH ALL SCHEDULES HERETO.

"ANNUAL ACCOUNTS"                   THE CONSOLIDATED ANNUAL ACCOUNTS OF THE
                                    COMPANIES FOR THE BUSINESS YEARS ENDING ON
                                    31 DECEMBER 2000 AND 31 DECEMBER 2001 TO
                                    BE PREPARED AND AUDITED PURSUANT TO
                                    SECTION 5.2 HERETO.

"AUDITED ANNUAL ACCOUNTS"               The Annual Accounts as audited
                                        pursuant to Section 5.2 hereto.

"BUSINESS"                              The business activities of the
                                        Companies as defined in paragraph 1 of
                                        the preamble to the extent currently
                                        conducted.

"BUYER'S AFFILIATES"                    Enterprises affiliated with the Buyer
                                        within the meaning of Section 15
                                        German Stock Corporation Code
                                        ["Aktiengesetz"].

"CASH PAYMENT"                          The part of the Purchase Price to be
                                        paid to the Seller's account at the
                                        Closing Date pursuant to Section 4.3
                                        (a).

"CLOSING"                               The consummation of the transactions
                                        contemplated in the Agreement.

"CLOSING DATE"                          The date on which the Closing occurs.

"COMONOMERS"                            Vinylacetate-Monomer,
                                        Hydroxypropyl-Acrylate,
                                        Butyl-Acrylate, Allyl-Methacrylate,
                                        Maleinic-Acid.

"COMPANIES"                             Each or, if the context so requires,
                                        any of the Company and the
                                        Subsidiaries.

"COMPANY"                               Vinnolit Monomer GmbH & Co. KG as
                                        further defined in Section 2.1 hereof.

"CONSOLIDATED AUDITED EBITDA"           The consolidated EBITDA as determined
                                        by the independent auditor pursuant to
                                        Section 5.2 and referred to in Section
                                        4.3 (c) (i) hereof as at the
                                        respective dates referred to in the
                                        Agreement.

"CONSOLIDATED FINANCIAL STATEMENTS"     The consolidated financial statements
                                        of the Seller and such of the
                                        Subsidiaries as described in the
                                        respective statements referred to in
                                        Section 5.1.

"DEFERRED CONSIDERATION"                A part of the consideration in the
                                        amount of DM 40,000,000 to be paid to
                                        the Seller, as soon as the first of
                                        the events as defined in Section 4.1
                                        (b) arises.

"EBITDA"                                Earnings before interest, tax,
                                        depreciation and amortisation as
                                        calculated in accordance with the
                                        Agreed Accounting Principles.

"EFFECTIVE DATE"                        1 January 2000, 00.00 h.

"FINAL ANNUAL ACCOUNTS"                 The finally binding Audited Annual
                                        Accounts as defined in Section 5.2
                                        (c).

"FINANCIAL INTER-COMPANY DEBT"          Any interest bearing liabilities, not
                                        including any trade receivables, owed
                                        by the Seller or the Seller's
                                        Affiliates to the Companies or owed by
                                        the Companies to the Seller or the
                                        Seller's Affiliates at the Closing
                                        Date, whether due or not.

"FINANCIAL STATEMENTS"                  The Individual Financial Statements
                                        and the Consolidated Financial
                                        Statements, collectively.

"GAAP"                                  German generally accepted accounting
                                        principles ["Grundsaetze
                                        ordnungsgemaesser Buchfuehrung und
                                        Bilanzierung"].

"GENERAL PARTNER"                       Vinnolit Monomer Geschaeftsfuehrungs
                                        GmbH as further defined in Section 2.2
                                        hereof.

"INDIVIDUAL FINANCIAL STATEMENTS"       The audited or unaudited, as the case
                                        may be, individual financial
                                        statements of the Seller and each of
                                        the Companies as of 31 December 1999
                                        as referred to in Section 5.1 hereof.

"INFRASERV"                             InfraServ GmbH & Co. Gendorf KG having
                                        its registered seat in Burgkirchen and
                                        registered in the Commercial Register
                                        at the Local Court (Amtsgericht)
                                        Traunstein under HRA 6463, an entity
                                        in which the Company holds a minority
                                        interest as further defined in Section
                                        2.4 hereof.

"LIMITED INTEREST"                      The Seller's interest in the Company
                                        as described in Section 2.1 hereof.

"MONOMER PRODUCTS"                      Chlorine, Caustic Soda, Hydrogen,
                                        Ethylenedichloride, Vinylchloride,
                                        Hydrochlorine Acid and
                                        Tintetrachloride.

"PURCHASE PRICE"                        A part of the consideration as defined
                                        in Section 4.1 (a) hereof.

"REAL PROPERTIES"                       The essential land and premises leased
                                        ["gemietet oder gepachtet"] by the
                                        Company or in respect of which the
                                        Company has hereditary building rights
                                        ["Erbbaurechte"] as defined in Section
                                        7.17.

"RESIDUAL PURCHASE PRICE"               The difference between the Purchase
                                        Price and the Cash Payment as defined
                                        in Section 4.3 (b).

"SELLER'S AFFILIATES"                   Enterprises affiliated with the Seller
                                        within the meaning of Section 15 of
                                        the German Stock Corporation Code
                                        ["Aktiengesetz"]

"SHARES"                                The Limited Interest and the Seller's
                                        shares in the General Partner as
                                        described in Section 2.2 hereof,
                                        collectively.

"SUBORDINATED LOAN"                     A part of the Residual Purchase Price
                                        in the amount of DM 80,000,000 as
                                        defined in Section 4.3 (d).

"SUBSIDIARIES"                          The subsidiaries of the Company in
                                        which it holds interests as further
                                        defined in Section 2.2 and 2.3.

"VENDORS'S LOAN"                        A part of the Residual Purchase Price
                                        in the amount of DM 100,000,000 as
                                        defined in Section 4.3 (c).

"VESTOLIT"                              Vestolit GmbH & Co. KG with its seat
                                        in Marl.

"VESTOLIT BUSINESS"                     The business of Vestolit as currently
                                        conducted.

"VINTRON TRANSACTION"                   The Acquisition of all the shares in
                                        Vintron GmbH from Celanese Chemical
                                        Europe GmbH by the Buyer in a separate
                                        transaction as described in paragraph
                                        4 of the preamble.

                                  SECTION 2
                OBJECT OF SALE AND ASSIGNMENT AND SUBSIDARIES


The object of the sale is the shareholding of the Seller as sole limited partner ("Kommanditist") in Vinnolit Monomer GmbH & Co. KG (the "COMPANY") and the 100 % shareholding of the Seller in Vinnolit Monomer Geschaeftsfuehrungs GmbH being the sole general partner ("Komplementaer") of the Company (the "GENERAL PARTNER"), such sale to include, indirectly, all shareholdings held by the Company in its subsidiaries (the "SUBSIDIARIES") and the interest held by the Company in InfraServ GmbH & Co. Gendorf KG.

2.1 COMPANY. The Seller and the General Partner are the sole partners of Vinnolit Monomer GmbH & Co. KG, a limited partnership
     ["Kommanditgesellschaft"] which has its registered seat in Ismaning and is registered with the trade register of the local court in Munich under No. HRA 72198 (the "COMPANY").

     (a) The fixed capital of the Company amounts to DM 300,000.

     (b) The Seller is the sole limited partner ["Kommanditist"] of the Company holding a fixed capital ["Festkapital"] in the amount of DM 300,000. The registered liability contribution ["Hafteinlage"] amounts to DM 200,000.

     (c) The General Partner is the sole general partner ["Komplementaer"] of the Company with no fixed interest.

2.2 GENERAL PARTNER. The Seller is the sole shareholder of Vinnolit Monomer Geschaeftsfuehrungs GmbH which has its registered seat in Ismaning and is registered with the trade register of the local court in Munich under No. HRB 119021 (the "GENERAL PARTNER").

     (a) The registered share capital of the General Partner amounts to DM
         50,000.

     (b) The Seller holds 100 % of the registered share capital consisting of one share in the nominal amount of DM 50,000.

     (c) The General Partner is the general partner of the Company and is not engaged in any other business.

2.3 SUBSIDIARIES. The Company, directly or indirectly, as of the Closing Date, unless otherwise provided in (a) below, will be the shareholder of the following companies (the "SUBSIDIARIES") with the following interests:

     (a) Vinnolit Italia S.r.l., a company organised under the laws of Italy with its seat in Milan and an authorised capital of LIT 190,000,000 ("VINNOLIT ITALY") with an interest in the same amount of equal to 100 % of the total authorised share capital. The Seller and Celanese shall procure that as of the Closing Date the shares in Vinnolit Italy are transferred to the Company by way of a contribution agreement, it being understood that the effectiveness of such transfer may at the Closing Date still be subject to certain local registration requirements;

     (b) Vinnolit Benelux S.A., a company organised under the laws of Belgium with its seat in Dendermonde and an authorised capital of BelgFr 2,500,000 ("VINNOLIT BENELUX") with an interest in the amount of BelgFr 2,475,000 equal to 99 % of the total authorised share capital. The outstanding interest equal to 1 % of the total authorised capital is held by COMASO S.A. at Brussels, acting as fiduciary pursuant to the terms and conditions of the fiduciary agreement as attached as
         SCHEDULE 2.3 (b). The Seller and Celanese shall procure that as of the Closing Date the shares in Vinnolit Benelux and the fiduciary agreement are transferred to the Company as shareholder and trustor by way of a contribution agreement;

     (c) Vinnolit Limited, a company organised under the laws of England and Wales with its seat in Egham, Surrey, U.K and an authorised capital of Pound Sterling 100,000 ("VINNOLIT UK") with an interest in the same amount equal to 100 % of the total authorised share capital;

     (d) Vinnolit France S.A.R.L., a company organised under the laws of France with its seat in Lyon, France and an authorised capital of FF 400,000 ("VINNOLIT FRANCE") with an interest in the same amount equal to 100 % of the total authorised share capital.

     (e) Vinnolit Technologie GmbH & Co. KG, a limited partnership ["Kommanditgesellschaft"] organised under the laws of Germany with its seat in Ismaning, registered with the trade register of the local court in Munich under No. HRA 73718 and a fixed capital ["Festkapital"] in the amount of DM 100,000 equal to the registered liability contribution ["Hafteinlage"] ("VINNOLIT TECHNOLOGIE");

     (f) Vinnolit Technologie Geschaeftsfuehrungs GmbH, a limited liability company organised under the laws of Germany with its seat in Ismaning, registered with the trade register of the local court in Munich under HRB 125891 and a registered share capital in the amount of DM 50,000 ("VTG GmbH").

2.4 FURTHER INTEREST. The Company further will, as of the Closing Date, hold a fixed capital interest ["Festkapital"] in the amount of DM 9,366,269 in InfraServ GmbH & Co. Gendorf KG ("INFRASERV"), a limited partnership ["Kommanditgesellschaft"] organised under the laws of Germany with its seat in Burgkirchen, registered with the trade register of the local court in Traunstein under HRA 6463. The registered liability contribution ["Hafteinlage"] amounts to DM 550,000. The Company's interest in InfraServ is equal to 11 % of the total fixed capital of InfraServ. In deviation thereof, pursuant to the actual partnership agreement as of 30 May 1997, the obligation of the Company to pay in additional amounts of money ["Nachschusspflicht"] amounts to 30 %.

                                  SECTION 3
                        SALE AND ASSIGNMENT OF SHARES

3.1 SALE AND PURCHASE. The Seller hereby sells to the Buyer and the Buyer purchases from the Seller his limited interest in the Company referred to in Section 2.1 and all of his shares in the General Partner referred to in Section 2.2 with economic effect as of 1 January 2000, 00.00 h (the "EFFECTIVE DATE"). The sale of the limited interest shall comprise the balance of the fixed capital account ["Festkapitalkonto"] and the balance of the loan account ["Darlehenskonto"] of the Seller as well as the Seller's participation in the joint capital reserve account ["gemeinsames Ruecklagekonto"] and the joint loss carry forward account ["gemeinsames Verlustvortragskonto"] of the Company (the "LIMITED INTEREST"; the Limited Interest jointly with the shares in the General Partner the "SHARES").

3.2 PROFIT PARTICIPATION. The Buyer shall be entitled to the profits of the Company relating to the current business year 2000, including, but not limited to, all undistributed profits of preceding business years, if any.

3.3 ASSIGNMENT. The Seller hereby assigns to the Buyer the Shares and the Buyer hereby accepts such assignment, subject to the conditions precedent set forth in Section 3.4.

3.4 CONDITIONS PRECEDENT TO ASSIGNMENT. The assignment of the Shares is subject to the occurrence of each of the following conditions precedent:

     (a) The unconditional approval, clearance or notice of non-action by the German Federal Cartel Office and/or the European Commission under pertinent merger control provisions, whichever is required for the consummation of the transactions contemplated by the Agreement, has been received by the Parties;

     (b) the Buyer has paid in full to the Seller the Cash Payment in accordance with Section 4.3 (a).

     (c) the Buyer is registered with the trade register as the sole new limited partner of the Company by way of singular succession ["Einzelrechtsnachfolge"] of the Seller.

3.5 APPROVALS. The Seller, Wacker and Celanese herewith, as a precautionary measure, expressly give all approvals as may be required for the sale and assignment of the Shares.

                                  SECTION 4
                                CONSIDERATION

4.1 CONSIDERATION. The consideration payable by the Buyer to the Seller for the sale and assignment of the Shares, including all rights attached to the Shares, consists of the Purchase Price and the Deferred Consideration as set forth below. Value-added tax payable on the Purchase Price and the Deferred Consideration, if any, is not included in the figures set forth below and shall in addition be paid by the Buyer.

     (a) PURCHASE PRICE. The purchase price amounts to DM 476,700,000.00 (Deutsche Mark four hundred seventy six million seven hundred thousand) (the "PURCHASE PRICE").

     (b) DEFERRED CONSIDERATION. The Purchase Price shall be increased by a further amount of DM 40,000,000 (Deutsche Mark forty million) (the "DEFERRED CONSIDERATION") if any of the following events arise:

         (i) The Buyer, any of the Companies, or any of the Buyer's Affiliates, directly or indirectly, (A) acquire(s) more than 50 % of the issued share capital of Vestolit GmbH & Co. KG with its seat in Marl ("VESTOLIT"), or of any other third party which becomes or became, as the case may be, the legal successor in Vestolit or takes control of the business of Vestolit, in substantially the same form as currently conducted (the "VESTOLIT BUSINESS"), or (B) takes control of the Vestolit Business by whatever means, or (C) merges with Vestolit or otherwise effect a combination of its Business, or parts of its Business, and the Vestolit Business, including but not limited to the establishment of joint ventures, partnerships or strategic alliances with substantially the same economic effect; or

         (ii) the Buyer, any of the Companies, Advent International plc., Advent International Corporation or any of the Buyer's Affiliates, individually or jointly, achieve full repayment of the acquisition banking debt on or before June 30, 2003 raised in the amount of DM 310,000,000 (Deutsche Mark three hundred and ten million) in accordance with the term sheet with Dresdner Bank AG as attached as SCHEDULE 4.1 (b) (ii) to fund the transaction contemplated by the Agreement; or

         (iii) the Buyer achieves to raise additional banking facilities to pay the Deferred Consideration to the Seller, it being understood that the raising of additional facilities will in particular depend on the Companies achieving acceptable results of EBITDA in future years.

         The Buyer shall use all reasonable endeavours to ensure that one of the events referred to under (i) to (iii) arises, and shall without undue delay ["unverzueglich"] inform the Seller by written notice if any of the events referred to under (i) to (iii) arises.

         The Buyer shall further, from time to time and/or on written request of the Seller, keep informed the Seller in writing on its endeavours and measures taken in this respect. The Buyer shall promptly submit to the Seller (i) copies of any reports and other information relating to the financial or economic situation of the Buyer and/or the Companies as delivered to the banks of the Buyer or the Companies, (ii) the audited consolidated and individual annual statements of the Buyer and the Companies and (iii) monthly management reports, substantially in the form as prepared by the management and delivered to Wacker and Celanese as at the date hereof. On request of the Seller, twice a year, the Buyer shall grant, and procure that the Companies grant, to the Seller or the Seller's accountants access to their books and records or other relevant documents for inspection or copying regardless of whether those documents are situated at their properties or elsewhere.

4.2 INTEREST. Any and all parts of the Purchase Price, shall bear interest at an annual rate of 6 % accrued ["nachschuessig"] compounded interest (rolled up) ["mit Zinseszins"] from the Effective Date until actual payment.

4.3 PAYMENT OF CONSIDERATION. The Consideration shall fall due and be payable as follows:

     (a) CASH PAYMENT. From the Purchase Price an amount of DM 296,700,000 (Deutsche Mark two hundred ninety six million seven hundred thousand) (the "CASH PAYMENT"), plus accrued interest thereon, shall be paid by the Buyer to a Seller's account (the details of which to be submitted to the Buyer by Wacker and Celanese prior to the Closing Date) by wire transfer in immediate available funds at the Closing Date.

     (b) RESIDUAL PURCHASE PRICE. The difference between the Cash Payment and the Purchase Price in the amount of DM 180,000,000 (Deutsche Mark one hundred eighty million) (the "RESIDUAL PURCHASE PRICE") shall not be immediately payable ["Stundung"] at the Closing Date but shall be treated as vendors' loan in the amount of DM 100,000,000 and as subordinated loan in the amount of DM 80,000,000 as set forth under
         (c) and (d) below:

     (c) VENDOR'S LOAN. From the Residual Purchase Price an amount of DM 100,000,000 (Deutsche Mark one hundred million) (the "VENDOR'S LOAN") shall be payable to the Seller in full on 31 December 2007 at the latest or, in the occurrence of the following events, at such earlier dates as set forth below:

         (i) If the consolidated audited EBITDA of the Companies on the basis of the Final Annual Accounts as determined pursuant to
                  Section 5.2 (the "CONSOLIDATED AUDITED EBITDA") for the calendar year from 1 January 2000 to 31 December 2000 exceeds the amount of DM 75,000,000 (Deutsche Mark seventy five million), an amount of DM 50,000,000 (Deutsche Mark fifty million), plus any accrued interest thereon, shall be paid to the Seller (10) ten Business Days after final and binding determination of the Consolidated Audited EBITDA, however not later than 30 April 2001.

         (ii) If the Consolidated Audited EBITDA for the calendar year from 1 January 2001 to 31 December 2001 exceeds an amount of DM 100,000,000 (Deutsche Mark one hundred million), the amount of DM 50,000,000, plus any accrued interest thereon, shall be payable (10) ten Business Days after the final and binding determination of the Consolidated Audited EBITDA, however not later than 30 April 2002.

         (iii) If the Vendor's Loan or any part thereof, has not been repaid in full by 30 April 2002 pursuant to the provisions set forth above, the Buyer shall use all reasonable efforts, including but not limited to the raise of facilities by way of refinancing, to repay promptly any outstanding balance with regard to the Vendor's Loan, including accrued interest.

         (iv)     Notwithstanding the generality of the foregoing in (i) to
                  (iii) above,

                  (A) the Vendor's Loan shall be payable in full, plus any accrued interest, within (3) three months after

                           (AA)     the first of the events as described in
                                    Section 4.1. (b) (i) to (ii) arises, or

                           (BB) a merger of the Company with a third Party or of any other combination of material parts of the Business with businesses of any third party has been effected, or

                           (CC)     the Buyer or any of the Companies,
                                    directly or indirectly, acquires interests or assets in other entities or businesses of third parties, such acquisition having a material effect on the Business as conducted by the Companies or the Buyer, or

                           (DD) a controlling interest of the shares, or of the voting rights relating to such shares, in the Buyer or in any of the Companies, or in any other of the Buyer's affiliates to which the Business is transferred or who directly or indirectly controls the Business, as the case may be, (the "CONTROLLING INTEREST") is directly or indirectly sold or offered to (a) third part(y)ies in a Trade Sale or introduced on a stock exchange by way of an Initial Public Offering. For the purpose of this Agreement a Trade Sale shall mean any sale or other transfer of the Controlling Interest, the sales price per share of which exceeds the corresponding portion of the Purchase Price as defined in Section
                                    4.1 (a) of the Buyer per share,
                                    irrespective whether such Trade Sale is
                                    effected by the Buyer, any of the Buyer's
                                    Affiliates, or other investment funds or financial investors who have acquired such shares at a price not exceeding the Purchase Price of the Buyer. The Buyer or the Buyer's Affiliates shall promptly inform the Seller of any sale or transfer of the Controlling Interest by submitting a copy of the respective sale or transfer agreement. The Buyer or the Buyer's Affiliates shall be obligated to impose their obligation under this Agreement to any of such legal successors.

                           and


                  (B) the Vendor's Loan shall be immediately payable in full, plus any accrued interest, if


                           (AA) the banks of the Buyer or the Companies accelerate maturity of loans raised in connection with the financing of this transaction and call for early repayment under the respective loan agreements, or

                           (BB)     bankruptcy or judicial composition
                                    proceedings or any other insolvency
                                    proceedings concerning the assets of the Buyer or the Companies have been applied for.

                  (C) Should the Vendor's Loan (including accrued interest) not have been paid in full on or prior to 31 December 2007, the Buyer shall procure that, on request of the Seller, Global Private Equity Fund III and the other funds (the "FUNDS") being shareholders of CM 00 Vermoegensverwaltungs 057 GmbH ("HOLDCO") shall assign and transfer interests in HoldCo to the Seller or any other third party as named by Wacker and Celanese, in such value which is equal to the outstanding balance in accordance with the calculation scheme as attached as SCHEDULE
                           4.3 (c) (1) and as tax efficient as possible. The Buyer shall procure that, prior to the Closing
                           Date, the Funds deliver confirmation materially in the form of SCHEDULE 4.3 (C) (2), acknowledging compliance with any such request of the Seller by notarial deed.

                  (D) The Buyer and the Companies shall use their reasonable efforts to achieve the targets set forth under (i) and (ii) above.

     (d) SUBORDINATED LOAN. The difference between the Residual Purchase Price and the Vendors' Loan in the amount of DM 80,000,000 (Deutsche Mark eighty million) (the "SUBORDINATED LOAN") and the interest thereon shall be payable to the Seller in full on 31 December 2007 at the latest or at such earlier date as set forth below:

         (i) The Subordinated Loan shall be payable in full, including any accrued interest thereon, within (3) three months after a controlling interest of the shares, or of the voting rights relating to such shares, in the Buyer or in any of the Companies or in any other of the Buyer's affiliates to which the Business is transferred, as the case may be, is directly or indirectly sold or offered to (a) third party(ies) in a trade sale or introduced on a stock exchange by way of an Initial Public Offering.

         (ii) The Subordinated Loan shall be immediately payable in full, including any accrued interest thereon, if

                  (A) the banks of Buyer or the companies accelerate maturity of loans raised in connection with the financing of this transaction and call for early repayment under the respective loan agreements, or

                  (B) bankruptcy or judicial composition proceedings or any other insolvency proceedings concerning the assets of the Buyer or any of the Companies have been applied for, or

                  (C) in the event of a dissolution and subsequent liquidation of the Buyer or the Company, or

                  (D) the Buyer or any of the Companies achieving the raise of facilities by way of refinancing which are sufficient to repay the Subordinated Loan, provided that the necessary approval of the banks financing the acquisition of the Companies can be obtained, if such approval is required under the respective loan agreements.

                  For the avoidance of doubt, it is clarified that the Subordinated Loan shall have the rank as provided for in the Shareholders' Agreement as attached as SCHEDULE 4.3. (d).

     (e) DEFERRED CONSIDERATION. The Deferred Consideration shall be payable
         (3) three months after the first of the events referred to in Section
         4.1 (b) has occurred.

4.4 PAYMENT OF FINANCIAL INTER-COMPANY DEBTS. The Buyer shall procure that the Companies will pay back in full the financial interest bearing liabilities, not including any trade receivables, owed by the Companies to the Seller and/or the Seller's Affiliates as per the Closing Date, if any, within (5) five business days, regardless whether due or not. On the other side, the Seller shall, and shall procure that the Seller's Affiliates will, pay back the financial interest bearing liabilities, not including any trade receivables, owed by them to any of the Companies as per the Closing Date, if any, within (5) five business days, regardless whether due or not (the "FINANCIAL INTER-COMPANY DEBTS").

4.5 SECURITY FOR PURCHASE PRICE. The Buyer has delivered to the Seller a letter, a copy of which is attached as SCHEDULE 4.5, from the Funds to the Seller confirming that the Buyer will be capitalised, upon Closing, with an aggregate equity investment

     (including equity surrogates) of at least DM 170,000,000 (Deutsche Mark one hundred seventy million) to be used by the Buyer to purchase the Shares.

4.6 SET OFF AND RIGHT OF RETENTION. Any set off or retention rights by the Buyer against the Seller with regard to any and all parts of the Consideration which have become due and payable pursuant to Section 4.1 through 4.5 are herewith expressly excluded and waived unless claims by the Buyer are acknowledged by the Seller or have been finally determined ["rechtskraeftig entschieden"] by a court under Section 17.9. The Seller may set off any and all outstanding parts of the Purchase Price, if due and payable, against any claims of the Buyer under the Agreement.


4.7 PAYMENT OF INTEREST. Any accrued interest shall fall due with the corresponding principal debt ["Hauptschuld"] and shall be forthwith payable with the corresponding principal debts (e.g. with the Cash Payment, the Vendor's Loan and the Subordinated Loan), unless otherwise provided for in the Agreement.

                                  SECTION 5
                    FINANCIAL STATEMENTS, ANNUAL ACCOUNTS

5.1 FINANCIAL STATEMENTS. The Seller has delivered to the Buyer complete and accurate copies of the audited or unaudited, as the case may be, individual financial statements of the Seller and each of the Companies for the business year ended 31 December 1999 (the "INDIVIDUAL FINANCIAL STATEMENTS"). The Seller has furthermore delivered to the Buyer a complete and accurate copy of the consolidated financial statements of the Seller and such of the Subsidiaries as described in the consolidated financial statements for the business year ended 31 December 1999 (the "CONSOLIDATED FINANCIAL STATEMENTS"; the Individual Financial Statements and the Consolidated Financial Statements are collectively referred to as the "FINANCIAL STATEMENTS"). The Financial Statements have been prepared in accordance with the statutory provisions of the applicable law and the applicable general accepted accounting principles and, to the extent permissible under such statutory provisions, with German generally accepted accounting principles ("GAAP") consistently applied and based on the principles of balance sheet continuity ["unter Wahrung der Bilanzierungs- und Bewertungskontinuitaet"]. The Individual Financial Statements regarding the Subsidiaries Vinnolit Benelux and Vinnolit Italy are attached hereto as SCHEDULE 5.1 for identification purposes only.

5.2 ANNUAL ACCOUNTS 2000 AND 2001. With regard to the determination of the Consolidated Audited EBITDA for the business years 2000 and 2001 the following shall apply:

     (a) The Buyer shall cause the Companies to prepare, without undue delay after the respective balance sheet date, their consolidated annual accounts ["konsolidierte Jahresabschluesse"] for the calendar years ending on 31 December 2000 and 31 December 2001 in accordance with GAAP (the "ANNUAL ACCOUNTS"). In order to determine the Consolidated Audited EBITDA for the respective calendar years, the Annual Accounts shall be adjusted, in a separate calculation, in accordance with the agreed accounting principles as defined in SCHEDULE 5.2 hereto (jointly the "AGREED ACCOUNTING PRINCIPLES").


     (b) The Buyer shall cause the auditor of the Company (i) to audit without undue delay, but not later than (3) three months after the respective balance sheet date, the Annual Accounts, (ii) to adjust them, in a separate calculation, within such time period to comply with the Agreed Accounting Principles (the Annual Accounts so audited and adjusted the "AUDITED ANNUAL ACCOUNTS") and (iii) to make available without undue delay an authentic copy of the Audited Annual Accounts to the Seller.


     (c) Within (1) one month after receipt of the Audited Annual Accounts of the Companies for the respective years, the Seller is entitled to raise objections in writing that and in what respect the Audited Annual Accounts, to the extent relevant for the determination of the Consolidated EBITDA, do not comply with the Agreed Accounting Principles. Any disputes between the Seller and the Buyer which cannot be settled directly between them shall be settled, upon request of either Party, by an independent auditor acting as expert arbitrator ["Schiedsgutachter"]. If the Buyer and the Seller cannot mutually agree upon such expert arbitrator within (2) two weeks after either Party has requested its appointment, the expert arbitrator shall be appointed by the Institute of Chartered Accountants ["Institut der Wirtschaftspruefer e.V."] in Duesseldorf. To the extent permissible by law (Section 319 of the German Civil Code) the findings of such expert arbitrator shall be finally binding on the Parties; the Buyer and the Seller shall equally bear the costs of such expert arbitrator. If no objections will be raised pursuant to the first sentence of this sub-section (c) the Audited Annual
         Accounts are the "FINAL ANNUAL ACCOUNTS" within the meaning of this

         Agreement. If objections will be raised pursuant to sentence 1 of this sub-section, the Audited Annual Accounts as adjusted pursuant to the settlement between the Parties or pursuant to the findings of the expert arbitrators are the "Final Annual Accounts" within the meaning of this Agreement.

     (d) The Buyer shall procure, and cause the Companies to procure, that the Consolidated Audited EBITDA of the Companies can be identified separately, e.g. by maintaining the book-keeping system
         ["Buchungskreise"] as currently used by the Companies.

     (e) The Buyer shall request the management of the Companies to ensure that, on a timely basis, the Seller, any accounting firm appointed for these purposes by the Seller and the expert arbitrator receive all necessary assistance and a granted access to all relevant documents in order to audit and examine the Annual Accounts, to the same extent as if they were auditing annual accountants.

                                  SECTION 6
                                   CLOSING

6.1 TIME AND PLACE OF THE CLOSING. Subject to the terms and conditions set forth herein, the closing of the transactions contemplated hereby (the "CLOSING") shall take place at the offices of Hengeler Mueller Weitzel and Wirtz, Frankfurt am Main, or at such other place as Seller and Buyer mutually agree, as soon as practicable and, unless otherwise agreed or waived by the Seller and the Buyer, under no circumstances later than (5) five business days after (i) the Parties shall have obtained the unconditional approval, clearance or notice of non-action from the German Federal Cartel Office and/or the European Commission under pertinent merger control provisions in respect of the consummation of the transactions contemplated by the Agreement, (ii) Advent has obtained the final and definitive commitment by the banks to provide the financing required for the transactions contemplated under this Agreement, (iii) the closing conditions of the Vintron Transaction have been satisfied or waived (not taking into regard a closing condition according to which the Vintron Transaction shall be closed only if the closing conditions hereunder have been satisfied or waived), (iv) the Company and Vintron have entered into the supply agreements regarding supply with VCM and EDC as referred to in Section 13.2 and (v) the hive down of the Business from the Seller to the Company has become effective by registration with the relevant commercial register.

6.2 ACTIONS TO BE TAKEN AT CLOSING. At the Closing, the following shall occur by way of performance upon tender of counter-performance ["Zug-um-Zug"]:

     (a) CLOSING OF VINTRON TRANSACTION. The Vintron Transaction shall be closed by Celanese and the Buyer.

     (b) CASH PAYMENT. The Buyer shall effect the Cash Payment (plus accrued interest thereon) to the Sellers account in accordance with Section 4.5.

     (c) SHAREHOLDERS' AGREEMENT. The Seller and the Buyer's shareholders shall execute the shareholders' agreement in the form as attached hereto as SCHEDULE 4.3 (d). As described in more detail in Schedule
         4.3 (d) hereof, Wacker and Celanese shall subscribe to a share in CM 00 Vermoegensverwaltungs 057 GmbH in the course of a capital increase of this Company which shall comply with the rules governing capital increases in kind ["Sachkapitalerhoehungen"].

     (d) CONFIRMATION OF FUNDS. The Buyer shall submit letters of the Funds to the Seller confirming that they acknowledge their obligations to assign and transfer interests in the Buyer in the event that the Vendor's Loan has not been paid in full on or prior to 31 December 2007 in accordance with Section 4.3 (c) and Schedule 4.3 (c) (2).

     (e) HIVE DOWN; CONTRIBUTION VINNOLIT ITALY AND BENELUX. The Parties shall inspect excerpts of the entries in the relevant commercial register proving that the hive down of the Business from the Seller to the Buyer has become effective and the Seller shall submit to the Buyer the contribution agreements evidencing the contribution of Vinnolit Italy and Vinnolit Benelux to the Company as provided in Section 2.3
         (a) and (b).

     (f) NOTIFICATION TO TRADE REGISTER. The Parties shall execute the notification to the relevant trade register of the assignment of the Limited Interest by the Seller to the Buyer by way of singular succession ["Einzelrechtsnachfolge"] and instruct a notary public to file the notification with the trade register without delay.

     (g) CONFIRMATION OF CLOSING CONDITIONS. The Parties shall confirm that all conditions to Closing have been fulfilled or waived and all action to be taken on Closing have been taken or waived and that the shares in the Company have been effectively transferred to the Buyer.

6.3 The Seller and the Buyer may jointly waive any closing conditions provided for in Section 6.1 and/or any of the actions to be taken at closing pursuant to Section 6.2 above.

                                  SECTION 7
                 REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Buyer by way of independent guarantee ("Selbstaendiges Garantieversprechen") as of the date hereof and, unless otherwise provided hereunder, as of the Closing Date, with the legal consequences as conclusively set forth in Section 9, and subject to the terms and conditions set forth in Section 9 and 11, as follows:

7.1 INCORPORATION AND VALID EXISTENCE OF THE SELLER. The Seller is a limited liability company ["GmbH"] duly established and validly existing under the laws of Germany and has all necessary corporate power to execute and deliver this Agreement and to perform fully its respective obligations hereunder and to consummate the transactions contemplated hereby.

7.2 INCORPORATION AND VALID EXISTENCE OF THE COMPANIES. The Companies are enterprises duly established and validly existing under the applicable laws.

7.3 OWNERSHIP OF SHARES. The statements contained in Sections 2 are correct. All contributions to the registered share capital of the Company and to the shares held by the Company in the Subsidiaries and in InfraServ have been fully paid in. No repayment of capital contributions has been effected, neither directly nor concealed.

7.4 EXISTENCE OF SHARES, THIRD PARTY RIGHTS. The Shares and the shares held by the Company in the Subsidiaries and InfraServ are validly existing, free and clear of any liens, rights, claims and privileges of third parties and the Seller may freely and without any restrictions dispose of such shares, unless otherwise set forth in
         Section 2.1 or reflected in the corporate documents referred to in
         Section 7.5 below. No options, pre-emptive rights or similar undertakings have been given in respect of such shares and no shareholders agreement or any similar undertaking regarding such shares has been entered into unless otherwise set forth in Section 2. or reflected in the corporate documents referred to in Section 7.5 below.

7.5 CORPORATE STATUS OF THE COMPANIES. The corporate documents listed on the first page of SCHEDULE 7.5 and attached for identification purposes only in SCHEDULE 7.5 are correct and duly reflect the corporate status of the Companies and InfraServ; no resolutions of the shareholders of the Companies, which are required to be registered in the commercial register or similar registers have been passed which have not been registered. The Buyer is aware that the Company has established or will establish a further subsidiary (Vinnolit Central Eastern Europe) which is still in foundation.

7.6 CORPORATE AGREEMENTS. There are no corporate agreements in the sense of Sections 291, 292 German Stock Corporation Act nor other cooperation or joint venture agreements, nor fiscal unity, domination or profit pooling agreements which bind any of the Companies.

7.7 PROFIT PARTICIPATION AGREEMENTS, SILENT PARTNERSHIPS. There are no agreements regarding participation in the profit of the Companies of any kind, in particular there are no silent partnerships, or loans with profit participation ["partiarische Darlehen"].

7.8 FINANCIAL STATEMENTS. The Statements made under Section 5.1 are true and correct.

7.9 NET INTEREST BEARING FINANCIAL DEBTS. The net interest bearing financial debts of the Companies (i.e. interest bearing financial debts minus cash of the Companies) as of the Closing Date shall not exceed the amount of DM 50,000,000.00 (Deutsche Mark fifty million). It being understood, that the Seller may cause the Companies to take all measures to not exceed the aforementioned amount within the scope defined in Sections 7.20 and 7.21.

7.10 ASSETS. The Companies (i) are the sole and unrestricted owners or lessees of the assets, which were reflected in the Individual Financial Statements, with the exception of assets which were sold, disposed of, replaced or, in the case of receivables, collected since the respective dates of the Individual Financial Statements, and including those acquired in the ordinary course of business after the date thereof, and
         (ii) the owned assets are unencumbered by third parties' rights, with the exception of lessor's liens, liens or similar rights under general business terms of banks and suppliers' liens under general sales agreements, e.g. customary reservation of title rights ["Eigentumsvorbehalte"] and (iii) the Companies own or lease all assets ("Anlagevermoegen") and inventories ("Umlaufvermoegen") necessary for carrying out the Business and, to the Best Knowledge, all such assets and inventories are in a condition which is adequate to carry on the Business in the ordinary course of business and in substantially the same fashion and manner as prior to the Closing Date, except for ordinary tear and wear and unless liability reserves were accrued;
         (iv) to the Best Knowledge, the ordinary and extraordinary repair budgets provide for adequate reserves regarding the Companies' equipment; (v) the buildings on the Real Properties are in good repair and condition. The foregoing provisions shall not apply with regard to the unloading station LP 1705 at the Burghausen site, which will be transferred to Wacker at book value, in connection with a long term management agreement ["Betriebsfuehrungsvertrag"] between Wacker and Vinnolit representing the current economic situation, with economic effect as of 1 January 2000.

7.11 BANKRUPTCY. No bankruptcy or judicial composition proceedings concerning the assets of the Companies have been applied for and, to the Best Knowledge, no such circumstances exist pursuant to the applicable Bankruptcy or Reorganization Codes of the respective countries. No circumstances exist pursuant to applicable Bankruptcy or Reorganization Codes or other laws which could justify the voidance of this Agreement.

7.12 LABOUR MATTERS. To the Best Knowledge, as at the date hereof, there are no specific union activities involving the Companies, and there is no pending or, threatened strike, picketing, work stoppage, work slowdown or other similar labor trouble. Prior to the hive-down of the Business from the Seller to the Companies the employees of the Companies were represented in the supervisory board of the Seller in accordance with Section 52 Works Council Constitution Act 1952. The Buyer is aware of the ongoing discussions in respect of the establishment of an advisory board ["Beirat"] of the Company and the probable voluntary representation of employees representatives in such advisory board.

7.13     EMPLOYEES. To the Best Knowledge,

         (i) all obligations, whether arising by operation of law, by agreement or past custom, for payments and contributions with respect to direct or indirect pension and retirement benefits or other compensational benefits, such as anniversary payments to the employees of the Companies, for periods prior to the date hereof have been paid by the Companies or adequately accrued for in the Financial Statements in accordance with Section 6 a German Income Tax

                  Act ["EStG"] and the Seller will procure that the Companies pay or accrue for such obligations until the Closing Date;

         (ii) the Companies as at the date hereof do not employ or retain more than 1,350 employees (not taking into account employment relationships which are limited in time or suspended);

         (iii)    as at the date hereof none of the key-employees listed in
                  SCHEDULE 7.13 (iii) have terminated their current employment or have threatened to terminate such employment unless otherwise indicated in this Schedule;

         (iv) There are no material informal and/or unwritten undertakings to employees.

7.14 MATERIAL CONTRACTS. For the purpose of this Section 7.14 all agreements which are material to the Business are hereinafter referred to as the "MATERIAL CONTRACTS". To the Best Knowledge, there are no Material Contracts other than the contracts presented to the Buyer in the course of the Due Diligence referred to in Section 9.2. The Material Contracts are in full force and effect and, to the Best-Knowledge, are enforceable against the Parties thereto in accordance with their terms. To the Best Knowledge, no circumstances exist that will give any party to the Material Contracts the right to terminate, other than ordinary termination rights, in particular not as a result of the transactions contemplated under this Agreement. To the Best Knowledge the Companies have performed in compliance with all material obligations under the Material Contracts. The Company has not received any written information regarding any action or any material violation of any Material Contracts. For the avoidance of doubt, it is clarified that this Section 7.14 shall not apply with regard to loan agreements of the Companies, in particular regarding working capital facilities.

7.15     INSURANCE. With regard to insurance policies

         (a) to the Best Knowledge, each of the Companies' Assets of insurable nature, to the extent material to the Business, is covered by insurance policies (the "INSURANCE POLICIES") with insurance companies of good reputation duly authorised to carry on insurance business in the respective Companies' country of seat against fire, accident and all other risks ordinarily insured against as is customary in industry. The Insurance Policies are in full force and effect until 31 December 2000. The coverage limits of the Insurance Policies are sufficient based on the Companies' assets, properties and business.

         (b) to the Best Knowledge, the Companies have satisfied in full all of their material obligations under the Insurance Policies, and are not in material default under any of them nor does any condition exist with respect to any of the Insurance Policies that, with notice or lapse of time or both, would constitute any of such default of the Companies thereunder;

         (c) there are no claims made by the Companies or any person on its behalf under the Insurance Policies, exceeding individually or in the aggregate DM 100,000 (Deutsche Mark one hundred thousand), which are outstanding, except as provided in SCHEDULE 7.15 (c) (1). None of such claims listed in Schedule 7.15 (c) (1) has been denied. To the Best Knowledge, no event has arisen which might give rise to any material claim under any of the Insurance Policies.

7.16 INTELLECTUAL PROPERTY RIGHTS. With regard to intellectual property rights the Seller represents and warrants in the form of an independent guarantee that

         (a) the Companies (i) are the exclusive licensees of the PVC patents until expiration of such patents and owners of the VCM patents as set forth in SCHEDULE 7.16, or (ii) will be owners of the intellectual property rights with respect to certain EDC-VC-technology at the transfer date as defined in the technology license and transfer agreement between Wacker and the Company dated 19/23 December 1997 as attached hereto as SCHEDULE 7.16 (the "INTELLECTUAL PROPERTY RIGHTS");

         (b) to the Best Knowledge the Companies do not require any intellectual property rights other than the Intellectual Property Rights in order to conduct the Business as currently conducted;

         (c) to the Best Knowledge, neither the operation of the Business nor its products infringe any patents or other intellectual property rights of any third party;

         (d) no claim has been brought against the Companies alleging an infringement of intellectual property rights as at the date hereof and to the Best Knowledge no third party has threatened to bring any action regarding any such alleged infringement.

7.17 REAL PROPERTIES. The real properties as set forth under SCHEDULE 7.17 (the "REAL PROPERTIES") (the copy of the rental agreement Vinnolit/DBV is attached for identification purposes only) constitute the essential land and premises leased

         ["gemietet oder gepachtet"] by the Company or in respect of which the Company has - with regard to the PVC-related part of the site in Gendorf and Knapsack subject to registration in the relevant hereditary building rights land register ["Erbbaurechtsgrundbuch"] - hereditary building rights ["Erbbaurechte"]. The Companies lease no land or premises with annual leases of more than DM 500,000, (Deutsche Mark five hundred thousand) other than the Real Properties. The Companies do not own any real properties.

7.18 LITIGATION. Neither of the Companies is party, neither as claimant nor defendant, to any litigation, including arbitration proceedings, for the avoidance of doubt also with regard to product liability claims, of which the amount in dispute exceeds DM 500,000 (Deutsche Mark five hundred thousand). To the Best Knowledge, there are no governmental investigations or enquiries or administrative proceedings initiated or pending against the Companies in which the amount involved exceeds DM 500,000 (Deutsche Mark five hundred thousand). To the Best Knowledge, there are no such litigation, investigations, enquiries or administrative proceedings threatened against any of the Companies.

7.19 COMPLIANCE WITH LAWS. The Companies are to the Best Knowledge not in violation of any published law ["Gesetz im materiellen Sinne"], ordinance ["Verfuegung"], regulation ["Verordnung"], or any other requirement of any court or arbitrator, being material for the Business.

7.20 CONDUCT IN THE ORDINARY COURSE. Since 1 January 2000 until the date hereof,

         (a) the Business of the Companies has been conducted in the ordinary course and shall continue to be conducted in the ordinary course until the Closing as a going concern.


         (b) the Companies have not declared any dividends in respect of the Shares and no such Dividends shall be declared until the Closing.

7.21 ABSENCE OF MATERIAL CHANGES. Except as disclosed in SCHEDULE 7.21, since 1 January 2000 until the date hereof,

         (i) the remunerations payable to the managing directors, officers, employees, agents or consultants have not been increased outside the ordinary course of business;

         (ii) the Companies have not incurred any material liabilities or entered into any other material transactions outside the ordinary business;

         (iii) there has not been any material loss or damage to, or any material interruption in the use of any of the Companies' material assets;

         (iv) the Companies have not made any capital expenditures [("Ausgaben zur Anschaffung von Anlagevermoegen")] which, in the aggregate since 1 January 2000 exceed DM 40,000,000.00 (Deutsche Mark forty million);

         (v) there has not been any material adverse change, either individually or in the aggregate, in the Business of the Companies;

         (the events under (i) - (v) hereinafter the "MATERIAL ADVERSE
         CHANGE").

         From the date hereof through the Closing Date, the Seller shall (A) cause the Companies not to enter into arrangements constituting a Material Adverse Change within the sense of (i), (ii) or (iv) above without the prior consent of the Buyer and (B) promptly inform the Buyer if any of such Material Adverse Changes within the sense of
         (iii) or (v) above occurs.

         The Seller and the Buyer shall be entitled to rescind this Agreement if a material adverse change occurring from the date hereof through the Closing Date, without the consent of the Buyer, results in damage, liabilities or loss of the Companies, exceeding DM 25,000,000 (Deutsche Mark twenty five million), unless covered by insurance policies or by claims of the Companies against (a) third party(ies).

7.22 FINDER'S FEES. The Companies have not incurred any liability or brokerage or finders' fees or agents' commissions or similar payments in connection with this Agreement.

7.23 TRADE RECEIVABLES. As of the Closing Date at least 90 % of trade receivables shall be collectible within (6) six months after the Closing Date without deductions, unless customary or agreed by the Companies with the respective customer. The Seller and the Buyer agree that in the event that the representation and warranty made under this Section 7.23 results in a claim of the Buyer pursuant to the terms and conditions set forth in Section 9, the Buyer shall cause the respective Company to assign accounts receivables, to the extent the Seller is in breach of the representation set forth in this Section 7.23, to the Seller against payment of the nominal value of such receivables to the respective Company. The Buyer shall procure that any payments of such receivables to the respective Company after the transfer of title shall be promptly paid to the Seller. The Buyer shall give, without undue delay, immediate notice of such transfer of title to the debtors ["Abtretungsanzeige"].

7.24 LIABILITIES. The Companies have no liabilities obligations within the sense of Section 251 HGB ["Haftungsverhaeltnisse"] any other security arrangements (eg. letters of comfort ["Patronatserklaerungen"]) for liabilities of third parties (other than the Companies), except as reflected or reserved against in the Financial Statements or as stated under the balance sheet of the Financial Statements.

7.25 BEST OF KNOWLEDGE. If a representation and warranty under this Agreement is made to the best of knowledge (the "BEST KNOWLEDGE"), such Best Knowledge shall be present if the managing directors of Wacker, Celanese, Celanese Chemicals Europe GmbH and/or the Company should have obtained knowledge about the underlying facts and circumstances giving rise to a breach of the representation or guarantee applying the standard of care of a prudent businessman pursuant to Section 43 German Limited Liability Companies Act ["GmbHG"], provided however, that such representation and warranty shall not imply an obligation of such managing directors to make any special inquiry or investigation merely for reason of the transactions contemplated by this Agreement.

                                  SECTION 8
                 REPRESENTATIONS AND WARRANTIES OF THE BUYER

8.1 INCORPORATION, CORPORATE POWER. The Buyer represents and warrants to the Seller by way of independent guarantee ["selbstaendiges Garantieversprechen"] that as of the date hereof and as of the Closing Date the Buyer is a limited partnership duly established under the laws of Germany, having all requisite corporate power and authority to execute, deliver and perform its obligations under the Agreement and to consummate the transactions contemplated hereby, and CM 058 GmbH as its general partner is a company duly incorporated and registered under the laws of Germany as a limited liability company ["GmbH"] in the commercial register of the local court in Munich under HRB 130662.


8.2 CORPORATE ACTION. The Buyer represents and warrants to the Seller by way of independent guarantee ["selbstaendiges Garantieversprechen"] that the Buyer has taken all necessary corporate action and obtained all necessary consents to authorise

       (i) the execution and delivery of the Agreement and (ii) the performance of the Agreement and the consummation of the transaction contemplated thereby.

8.3 FINANCING AND CARTEL APPROVAL. The Buyer represents and warrants to the Seller by way of independent guarantee ["selbstaendiges
       Garantieversprechen"] that as of the date hereof and as of the Closing Date, to its best knowledge, there are no existing facts or circumstances which

       (i)    might affect its obligations to pay the Residual Purchase Price or

       (ii) on the side of the Buyer and the Buyer's Affiliates are of relevance from a cartel law point of view and which might prevent clearance by any cartel authorities referred to in Section 15. The Seller is aware that the Buyer holds an interest in Vestolit equal to approx. 10 % of the total share capital of the company.


                                    SECTION 9
                                    REMEDIES


9.1 REINSTATEMENT. Unless otherwise provided in this Agreement, if and to the extent that representations and warranties of the Seller are incorrect and result in a claim of the Buyer under Section 7, the Seller shall

       (a) put the respective Companies in a position as if such incorrect representations and warranties were true ["Naturalrestitution"] or, at the Seller's option,

       (b) pay the amount in cash to the Buyer or the Companies which corresponds to the loss of the respective Companies in respect of the matter giving rise to the claim.

       If the Seller fails to make the incorrect representations and warranties true within a period of (2) two months following receipt of written notice of such claim pursuant to (a) above, at the Buyer's option, the Seller shall effect payment of the amount in cash which corresponds to the damage (within the sense of Section 249 Sentence 2, BGB unless otherwise set forth in Section 9.4) of the respective Companies either to the respective Companies or to the Buyer. Sections 377, 378 HGB shall not apply. In the event of a violation of Section 7.9, the Seller shall, in deviation from this Section 9.1, be obliged to grant a loan to the companies, subordinated to all other debts of the Companies, equal to the amount by which the net interest bearing financial debts as of the Closing Date exceed the amount of DM 50,000,000. The loan shall be repayable without interest (5) five business days after the amount of the Companies' net interest bearing financial debts meets, or falls short of, the amount of DM 50,000,000 after the Closing Date. The Buyer shall cause the Companies to use all reasonable efforts to reduce the interest bearing financial debts to, or below, the amount of DM 50,000,000 within the ordinary course of business.

9.2 BUYER'S KNOWLEDGE. The Seller shall not be liable to the Buyer for any claims brought by the Buyer in respect of any alleged breach of a representation or warranty made by the Seller herein, if the Buyer or its advisors at the date hereof had knowledge of such breach within the sense of Section 460 of the German Civil Code ["BGB"]. The Buyer confirms that it and its advisers have examined the legal, tax and financial information relating to the Companies ("DUE DILIGENCE") from November 1999 through April 2000 and during a follow up due diligence period from 8 May through 12 May 2000. A copy of the Data Room List is appended hereto as SCHEDULE 9.2. The Buyer and/or persons appointed by the Buyer furthermore had the opportunity to have detailed discussions with members of the management board of the Seller and the Company. The restrictions pursuant to Section 460 BGB shall not apply with respect of representations in Section 7.3 regarding InfraServ.

9.3 NO FURTHER REPRESENTATIONS AND WARRANTIES. The Buyer may only bring or assert claims in respect of representations and warranties which are expressly referred to and stated in Section 7 as being made by the Seller and no further statements, representations, warranties or guarantees are made, or deemed to be made, by the Seller, other than those expressly and conclusively set forth in Section 7. In particular, the Buyer shall not be entitled to rely on the prospective development of the Companies, including, but not limited to, business forecasts, expected earnings, budgetary accounting and the like (including the statements made in the Business Plan or any other business plans or budgets of the Companies) prepared in regard to the Companies.

9.4 DETERMINATION OF DAMAGES; CONSEQUENTIAL DAMAGES. The Seller shall not be liable for any reputation damages. Any damage shall be calculated strictly on the Companies' level and shall, if applicable, be determined by applying a discount factor on a discounted cash flow basis, calculated on the basis of the 12-months EURIBOR plus 250 basis points ["Basispunkte"], not taking into consideration circumstances and/or considerations of the Buyer, such as (but not limited to) the multiple which the Buyer applied when valuating the Business. For the avoidance of doubt, it is clarified that the Buyer shall in no event be entitled to bring or assert any claim and the Seller shall not be held liable for any consequential damages ["mittelbare Schaeden" bzw. "Folgeschaeden"] of the Buyer, in particular (but not limited to) loss of profit by the Buyer.

9.5 NO ENVIRONMENTAL WARRANTIES. Any environmental pollution, i.e. pollution or other strains of soil, groundwater, soil air ["Bodenluft"], surface water, facilities or buildings shall solely and exclusively be subject of the terms and conditions of the indemnification clause as set forth in
       Section 10.1. The Seller shall not be liable for (i) Environmental Pollution or (ii) other claims relating to pollution or other strains of soil, groundwater, soil air, surface water, facilities or buildings of whatever nature and based on whatever legal grounds, and neither of the representations or warranties made in Section 7 are made, or deemed to be made, with regard to environmental pollution, unless provided for otherwise in Section 10.1.

9.6 NO DOUBLE RECOVERY. The Buyer shall not be entitled to bring or assert any claims pursuant to Section 9 if and to the extent (i) the Financial Statements contain a provision for the matter violating the respective representation and warranty, if the amount of loss, damage, expense or liability incurred is less than the amount contained in such specific provision or (ii) recovery, payment or compensation for a specific matter violating the respective representation and warranty has already been obtained by the Buyer or the Companies in whatever manner and from whatever source, so as to avoid the Buyer receiving double recovery for such specific matter. For the avoidance of doubt it is further clarified that Section 254 of the German Civil Code shall be applicable.

9.7 EXCLUSIVE REMEDIES. The rights of the Buyer pursuant to Section 9 shall be the sole and exclusive remedies for the breach of any of the provisions in Section 7, any other claim or right, whether for damages, reduction of price ["Minderung"] or rescission ["Wandelung", "Ruecktritt"], prior to or after the Closing, for culpa in contrahendo, clausula rebus sic stantibus or on any other legal basis shall be - to the extent legally permissible - excluded, except for claims based upon wilful misconduct ["Vorsatz oder Arglist"].

9.8 RESCISSION. If the clearance by the European Commission or the German Federal Cartel Office, as the case may be, ("CARTEL APPROVAL") has not been granted within (6) six months after the date hereof, then the Seller or the Buyer may rescind this Agreement. In such case, the Parties will carry their respective costs incurred in connection with this Agreement individually, waiving any claims they may have hereunder or which they may have become entitled to in the course of negotiations leading to the signing hereof against one another to the extent that the other Party has performed and complied in all material respects with their obligations under the Agreement. The foregoing sentence shall not apply with regard to the Hive-Down costs and liabilities which shall in any event be paid to the Seller in accordance with Section 10.3. Subject that the Cartel Approval has been granted, the Seller shall be entitled to rescind this Agreement if any of the other conditions precedent pursuant to Section 3.4 (b) and (c) are not fulfilled or waived (x) within (3) three months after the date hereof, or
       (y) within 10 (ten) business days after the Cartel Approval has been granted, whichever occurs later. Any of the Seller, Wacker, Celanese or the Buyer shall be entitled to rescind this Agreement, if (i) the final and definitive commitment by the banks to provide the financing required for the transactions contemplated by this Agreement at conditions no more disadvantageous than the conditions set out in Schedule 4.1 (b) (ii) is not obtained at or prior to 5 June 2000, or (ii) the closing conditions of the Vintron Transaction are not fulfilled or waived within (3) three months after the date hereof, or (iii) the hive down of the Business from the Seller to the Buyer has not become effective by registration with the relevant commercial register within (3) three months after the date hereof unless a delay of the registration is due to lack of co-operation by the management of the Seller or the Company.


                                   SECTION 10
                                 INDEMNIFICATION


10.1 ENVIRONMENTAL. In respect of claims resulting from the pollution of soil, soil air ("Bodenluft"), groundwater, surface water, buildings or facilities, which causes adverse changes of the condition of the soil resulting in dangers, substantial disadvantages or substantial nuisance for the individual or the public ["Schaedliche Bodenveraenderung" i.S.d.
       Section 2 BBodSchG] or any other dangers for the individual or the public ["Gefahren fuer den Einzelnen oder die Allgemeinheit"] pursuant to other applicable German laws (the "ENVIRONMENTAL POLLUTION") including claims of any Governmental authority or of InfraServ or any third party, the Buyer or the Company, as the case may be, shall be indemnified in accordance with the terms and conditions provided under this Section 10.1 only.

       "ENVIRONMENTAL LIABILITIES" shall be all costs (including third party claims) incurred in connection with the investigation, elimination or remediation of Environmental Pollution in order to comply with final ["bestandskraeftig"] or immediately enforceable ["sofort vollziehbar"] administrative acts ["Verwaltungsakte"], (ii) final ["rechtskraeftig"] court decisions, or (iii) agreements entered into, in order to avoid acts and decisions as defined in (i) and (ii), with the consent of the respective Indemnifier as defined below, with administrative authorities, or neighbours (iv) the need to remediate an imminent danger for the well-being or health ["Gefahr im Verzug fuer Leib oder Leben"], or, to the extent that an omission of taking immediate action would result in a criminal offence, groundwater ["Grundwasser"], in each case if and to the extent that such environmental liabilities are based on the laws and regulations applicable or formally published by the relevant authorities as of the Closing Date. The Company or the Buyer, as the case may be, shall be indemnified and held harmless in accordance with the provisions following hereunder (x) by Wacker, if and to the extent claims in respect of the Environmental Liabilities result from any commercial activities conducted by the Company on the Company's sites in Cologne-Merkenich and/or Burghausen, or (y) by Celanese, if and to the extent claims in respect of the Environmental Liabilities result from any commercial activities conducted by the Company on the Company's sites in Knapsack and/or Gendorf.

       The indemnification by Celanese regarding the Gendorf site includes, but is not limited to, claims brought by InfraServ pursuant to paragraph 6 of the partnership agreement of InfraServ in respect of additional cash contributions ["Nachschuesse"] as may be requested to be assumed by the Company, as set forth in lit. (c) of this Section 10.1.

       The Parties as well as Wacker and Celanese hereby agree that Wacker and Celanese shall only be severally ["teilschuldnerisch"] liable in accordance with this Section 10.1 and that (i) any joint and several liability ["gesamtschuldnerische Haftung"] and (ii) any liability of the Seller for any Environmental Pollution based on whatever legal grounds shall be expressly excluded and waived by the Buyer. In all cases of pollution or other strains of soil, groundwater, soil air, surface water, facilities or buildings occurred prior to the Closing Date the Buyer and the Companies shall be authorised to raise claims under, and in accordance with, the terms and conditions of this Section 10.1 only.
       Section 7.19 remains unaffected in the event a violation of Section 7.19 results in the occurrence of such pollution and/or such strains after the

       Closing Date. Subject to the terms and conditions as set forth in this
       Section 10.1 either Wacker or Celanese (for the purposes of this Section
       10.1 also the "INDEMNIFIER") shall indemnify and hold harmless the Company or the Buyer, as the case may be, as follows:


       (a) SUBSTANCES NO LONGER IN USE. If and to the extent the Environmental Pollution is caused by substances which on or after the Closing Date are not used by the Company at the respective Company's sites and unless the Environmental Pollution is caused after the Closing Date, the respective Indemnifier shall indemnify and hold harmless the Company for any Environmental Liabilities which become due

              (i) in the period from the Closing Date through 31 January 2010 by 100 %,

              (ii) in the period from 1 February 2010 through 31 January 2011 by 80 %,

              (iii) in the period from 1 February 2011 through 31 January 2012 by 60 %,

              (iv) in the period from 1 February 2012 through 31 January 2013 by 40 %, and

              (v) in the period from 1 February 2013 through 30 January 2014 by 20 %.

              Any Environmental Liabilities which become due after 30 January 2014 shall be assumed by the Company or the Buyer, and the Company and the Buyer shall indemnify and hold harmless Wacker, Celanese and the Seller from any such Environmental Liabilities, and any Environmental Liabilities not to be borne by the respective Indemnifier pursuant to the sliding scale set forth above, asserted against them. For the purpose of allocating the Environmental Liabilities to the respective time periods set forth in the above sliding scale any Environmental Liabilities become due


              -      in case of Environmental Liabilities in the meaning of
                     Section 10.1 paragraph 2 (i) and (ii) at the time when the Buyer has notified the Seller in writing and in substantiated form of the nature and scope of the respective Environmental Pollution, provided, however that, the administrative act ["Verwaltungsakt"] is issued within
                     (8) eight months (taking into account any possible negotiation period under the next recital) following such notification, and provided further that the Buyer and the Companies have fully complied with their obligations pursuant to (i) (Further Conditions) (iv) below, otherwise at the time when the administrative act ["Verwaltungsakt"] is issued.

              -      in case of Environmental Liabilities in the meaning of
                     Section 10.1 paragraph 2 (iii) at the time when the Buyer has notified the Seller in writing and in substantiated form of the nature and scope of the respective Environmental Pollution, provided, however, that any agreement between Buyer and Seller on an indemnification is achieved within (4) four months following such notification;

              -      in case of Environmental Liabilities in the meaning of
                     Section 10.1 paragraph 2 (iv) at the time when the Buyer has notified the Seller in writing and in substantiated form of the nature and scope of the respective Environmental Pollution, provided, however, that any remediation has been commenced within (4) four months following such notification.

       (b) SUBSTANCES STILL IN USE. If and to the extent the Environmental Pollution is caused by substances which at the Closing Date are still in use by the Company at the respective Company's sites, and provided that the Environmental Pollution is caused prior to the Closing Date, the respective Indemnifier shall indemnify and hold harmless the Company or the Buyer for any Environmental Liabilities which become due


              (i) in the period from the day hereafter through 31 January 2002 by 90 %,

              (ii) in the period from 1 February 2002 through 31 January 2003 by 80 %,

              (iii) in the period from 1 February 2003 through 31 January 2004 by 70 %,

              (iv) in the period from 1 February 2004 through 31 January 2005 by 60 %,

              (v) in the period from 1 February 2005 through 31 January 2006 by 50 %,

              (vi) in the period from 1 February 2006 through 31 January 2007 by 40 %,

              (vii) in the period from 1 February 2007 through 31 January 2008 by 30 %,

              (viii) in the period from 1 February 2008 through 31 January 2009 by 20 %,

              (ix) in the period from 1 February 2009 through 31 January 2010 by 10 %.

              Any Environmental Liabilities which become due after 31 January 2010 shall be assumed by the Company or the Buyer, and the Company and the Buyer shall indemnify and hold harmless Wacker, Celanese and the Seller from any such Environmental Liabilities, and any Environmental Liabilities not to be borne by the respective Indemnifier pursuant to the sliding scale set forth above, asserted against them.

              For the purpose of allocating the Environmental Liabilities to the respective time periods set forth in the above sliding scale the last sentence of Section 10. 1 (a) above shall apply.

       (c) Notwithstanding the provisions under (a) and (b) in the event that the Company, as a limited partner of InfraServ, is requested to assume additional cash contributions ["Nachschuesse"] pursuant to
              Section 6 of the Partnership Agreement ["Gesellschaftsvertrag"] of InfraServ for Environmental Pollution not directly attributable to the Business, which become due as from 1 February 2010, and unless the Environmental Pollution is caused after the Closing Date, Celanese shall indemnify and hold the Company harmless from

              (i) contributions which become due in the period from the Closing Date through 31 January 2010 by 100 %

              (ii) contributions which become due in the period from 1 February 2010 through 31 January 2011 by 80 %,

              (iii) contributions which become due in the period from 1 February 2011 through 31 January 2012 by 60 %,

              (iv) contributions which become due in the period from 1 February 2012 through 31 January 2013 by 40 %,

              (v) contributions which become due in the period from 1 February 2013 through 31 January 2014 by 20 %.

              There shall be no obligation of Celanese to indemnify the Company for, or hold the Company harmless from, any additional cash contributions which become due after 31 January 2014, and the Company and the Buyer shall indemnify and hold harmless Celanese and the Seller from any such cash contributions, and any cash contributions not to be borne by Celanese pursuant to the sliding scale set forth above, requested from Celanese or the Seller.

       (d) PROCEEDINGS AND RESTRICTIONS. The Company or the Buyer, as the case may be, shall (i) inform the Indemnifier promptly (in any case in good time prior to expiration of any appealing periods) of the assertion of any claim or any demand, action, proceeding or judgement related to or in connection with Environmental Pollution and the Environmental Liabilities, (ii) take any reasonable necessary action in the defence of such claim, action, proceeding or judgement, unless otherwise instructed by the respective Indemnifier, (iii) fully co-operate with the Indemnifier in the defence or settlement in respect of the Environmental Liabilities,
              (iv) grant advantage to the Indemnifier to participate in the defence of any claim, suit action or proceeding, and (v) make no admission to the claimant or settlements without the prior written approval of the respective Indemnifier. In particular, the Buyer undertakes to inform, and shall cause that the Companies undertake to inform, the Indemnifier without undue delay of any environmental pollution which has been notified to the relevant Governmental authorities. Furthermore, the Buyer shall inform and consult or cause the Companies to inform and consult with the Indemnifier before corrective actions with regard to environmental pollution, including investigation and transportation, storage and treatment of polluted soil, water or buildings, are taken. If the Buyer or the Companies are obliged to act immediately in a case of imminent danger ["Gefahr in Verzug"] the Buyer or the Companies shall be obliged to act with the care of a prudent business man before informing and consulting with the Indemnifier. The Indemnifier shall be given the opportunity to comment on, participate in and review any reports on or relevant investigations, orders or other measures which may with a reasonable likelihood give rise to Environmental Liabilities, and the Buyer shall ensure that the Indemnifier receives without undue delay copies of all such documents.

       (e) ARBITRATOR. In the case of Section 10.1 (b) the following shall apply:

              If the respective Indemnifier and the Buyer cannot agree as to whether or to what extent the Environmental Pollution occurred prior or after Closing Date, the Indemnifier and the Buyer shall jointly appoint an independent environmental expert (the "EXPERT"). If the parties cannot, within (6) six weeks after the Indemnifier receiving notice of the Environmental Pollution by the Buyer, agree on the Expert, a reputable and neutral Expert shall be determined by the president of IHK Frankfurt. The costs of the Expert and the determination of the Expert shall be borne by the parties to the extent the Expert's determination is detrimental to the respective parties.

              The Expert shall finally determine whether or to what extent the Environmental Pollution occurred prior or after the Closing Date. If the Expert

              (A) determines that the Environmental Pollution occurred prior to the Closing Date, then the sliding scale referred to above under 10.1 (b) shall apply;

              (B) determines, that the Environmental Pollution occurred on or after the Closing Date, then the Indemnifier shall not be liable at all;

              (C) cannot determine whether the Environmental Pollution occurred prior or after the Closing Date, then the sliding scale referred to above under 10.1 (b) shall apply;

              The Expert shall base his determination on a thorough investigation of the pollution, its circumstances and the safety and environmental protection standards applied in the Company. The Buyer shall procure that the Company will provide the Expert with all information which he deems necessary or feasible for his determination and grant access to the Company's sites as may be required or feasible. If the Expert states that he cannot make a determination because the Company has not complied with its obligations set forth above, then the Environmental Pollution shall be deemed to have occurred after the Closing Date.

       (f) DE MINIMIS THRESHOLD. Each Indemnifier shall only be liable for indemnification under this Section if, and solely to the extent that, the individual Environmental Liability exceeds DM 100,000 (Deutsche Mark one hundred thousand ) and the aggregate Environmental Liability in each calendar year exceed DM 500,000 (Deutsche Mark five hundred thousand).

       (g) INDEMNIFICATION CAPS. The respective Indemnifier's total liability for any and all Environmental Liabilities relating to one single site, as set out below, for which it may be held liable under this Section, shall be limited as follows:

              (i) Wacker's liability to an aggregate amount of DM 90,000,000 (Deutsche Mark ninety million) (the "WACKER ENVIRONMENTAL LIABILITY CAP");

              (ii) Celanese's liability to an aggregate amount of DM 200,000,000 (Deutsche Mark two hundred million) (the "CELANESE ENVIRONMENTAL LIABILITY CAP");


       (h) NO DOUBLE RECOVERY. Section 9.7. shall apply mutatis mutandis, provided that in this respect, if any insurance coverage for Environmental Liabilities, if existing, should have been reduced after the Closing Date, such amounts shall be taken into account to the favour of Wacker and/or Celanese, which would have been recovered under the insurance policies in force as of the Closing Date, unless such insurance coverage can not be obtained by an insurance company, or only be obtained at conditions which are substantially unfavourable compared to the current conditions.

       (i) FURTHER CONDITIONS. The obligations of Wacker and Celanese to indemnify the Companies or the Buyer, as the case may be, pursuant to this Section 10.1 do not apply to the extent the Environmental Liabilities have, directly or indirectly, been caused or increased by the fact that either the Companies or the Buyer or any other person conducting the Business or other businesses at the respective sites after the Closing Date

              (i) has not complied with any applicable laws, regulations, orders, notices including applicable standards for security and environmental protection (provided that such non-compliance is not caused by a non-compliance by the Seller or the Companies prior to the Closing Date which could not be remedied by the Companies or the Buyer within reasonable time); or

              (ii) failed to mitigate damages pursuant to Section 254 German Civil Code; or

              (iii) changes the use of the sites, in particular non-temporarily (exceeding a period of (6) six months) partly or completely ceases plant operations, or parts thereof, of the Business of the Company; or

              (iv) has disclosed to any governmental authority ["Behoerde"] or any private unaffiliated third party (excluding advisors and agents of the Company and/or the Buyer), directly or indirectly, environmental pollution, or taken any other exploratory or investigative measures, except where such disclosure or measure was required to be made by a final ["bestandskraeftig"] or immediately enforceable ["sofort vollziehbar"] administrative act ["Verwaltungsakt"] or unless such disclosure was required by law.

10.2 TAX INDEMNIFICATION. With regard to any taxes and ancillary taxes ["Steuern und steuerliche Nebenleistungen"] within the sense of Section 3 Tax Act ["AO"] and including social security contributions (the "TAXES") concerning the period prior to the Effective Date the Parties agree as follows:

       (a) TAX ASSESSMENTS. Concerning the period prior to the Effective Date the Parties shall co-operate with regard to any Taxes. The Buyer shall notify the Seller promptly about any order announcing a Tax or relevant other audit that may partially or fully extend any Taxes relating to the Companies for any taxable periods ["Veranlagungszeitraeume"] ending before the Effective Date (the "TAXABLE PERIOD"). Copies of such order shall promptly be forwarded to the Seller by registered mail ["Einschreiben mit Rueckschein"]. The Seller shall be fully authorised to participate in the negotiations with tax and other authorities concerning such Taxes regarding the Taxable Period. The Seller is entitled to lead such negotiations and the Buyer will keep the Seller closely informed about any audits or investigations of the relevant authorities in an appropriate manner. The Seller shall be authorised to appeal at its own cost in the Companies' name against any Tax or other assessment notice concerning the Taxable Period.

       (b) TAX INDEMNIFICATION. Upon receipt of the relevant Tax assessment notice by either the Buyer or any of the Companies, the Seller shall be liable for the payment of, and shall indemnify and hold harmless the Buyer or the Companies, as the case may be, from all Taxes assessed against the Companies by any tax authority for any business year within the Taxable Period which exceed reserves and provisions for Taxes for the specific business years as reflected in the respective financial statements of the respective one of the Companies (the "SURPLUS TAXES"). The Buyer shall vice versa procure that the Companies shall compensate the Seller for all reduced Taxes ["Mindersteuern"] concerning the Taxable Period which fall short of the reserves and provisions for Taxes for the Taxable Period as reflected in the respective individual statements and/or the consolidated financial statements (the "Reduced Taxes").

       (c) DISPUTES. In the event of any disagreements or disputes arising in respect of, or in connection with, the determination of the Surplus Taxes or the Reduced Taxes, the Independent Auditor shall on request of either of the Parties determine the respective Surplus Taxes and/or Reduced Taxes in a binding manner. The costs incurred by the assignment of the Independent Auditor shall be borne by the Parties in proportion the determination being detrimental to the respective Party's interest.

       (d) TAXES IN CONNECTION WITH HIVE-DOWN. For the avoidance of doubt, it is understood, that the Seller shall not be liable for any Taxes incurred in connection with the Hive-Down of the Business to the Company, irrespective whether relating to, or incurred in, the Taxable Periods or not and whether owed by the Seller or any of the Companies' (see also 10.3 below).


10.3 HIVE-DOWN COSTS AND LIABILITIES. The Buyer shall indemnify and hold harmless the Seller, Wacker and/or Celanese, as the case may be, from

       (a) any proceeding costs, expenses and fees, including, but not limited to, costs of relevant courts, notary fees and all reasonable accounting, legal or other professional costs, expenses and fees of its advisers and any real estate transfer taxes (see also 10.2. (d) above);

       (b) any claims of creditors regarding liabilities of the Company for which the Seller pursuant to Section 133 of the German Conversion Code, is jointly and severally or otherwise liable.

       incurred by, or suffered from, the Hive-Down of the business of the Seller to the Company (the "HIVE-DOWN")

10.4 TAXES RELATING TO COMPANY'S PROFITS. The Seller assumes the corporate income tax ["Koerperschaftssteuer"] with regard to the profit of the Company for the period from 1 January 2000 through 30 May 2000 such profits to be determined by the Company's auditor KPMG by way of an interim tax balance sheet as of 1 June 2000, which shall be prepared only for the aforementioned tax purpose. With regard to objections of either of the Seller or the Buyer regarding the interim tax balance sheet,
       Section 5.2 (c) shall apply mutatis mutandis.

10.5 COMPENSATION OF LOSSES BY CELANESE. Celanese shall procure and hereby guarantees ["Einstehen im Sinne eines selbstaendigen Schuldversprechens"] that it fully complies with its obligation to compensate the Company for losses incurred or incurring for the period from 1 January 1998 through 31 December 2000 pursuant to Article 7.3 of the agreement regarding the establishment of a joint venture in respect of the production and distribution of monomer products dated 15/17/22/23 December 1997 entered into between Hoechst Aktiengesellschaft, Wacker, Celanese Chemicals Europe GmbH and the Seller. For the avoidance of doubt, such obligation to compensate losses shall only relate to losses, incurred or incurring for the period from 1 January 1998 through 31 December 2000, in the business fields as conducted by the Company prior to the Hive-Down of the Business (production and distribution of monomer products including the technology and licensing business) provided that such losses, after the Closing Date, occur within the ordinary course of such business fields and are calculated in accordance with the methods as determined pursuant to SCHEDULE 10.5. Such losses shall in no event take into account losses incurred or incurring in connection with other business fields and assets which were hived- down pursuant to the Hive-Down Agreement. The Buyer shall procure, and cause the Companies to procure, that the losses to be compensated by Celanese can be identified separately from any other losses of the Companies, e.g. by maintaining the book-keeping system ["Buchungskreise"] as currently used by the Companies. Should Celanese and the Buyer/the Companies fail to agree on the amount of losses to be compensated by Celanese within (1) one month after the financial statements of the business year 2000 have been audited and delivered to Celanese, such amount shall be determined by an independent auditor as expert arbitrator. Section 5.2 shall apply mutatis muntandis.


                                   SECTION 11
                      LIMITATION OF LIABILITIES/GUARANTORS


11.1   DE MINIMIS THRESHOLDS. No claim may be brought by the Buyer in regard to
       Section 7 of this Agreement unless (i) an individual claim exceeds DM 250,000 (Deutsche Mark two hundred fifty thousand) and (ii) the aggregate claims exceed DM 1,000,000 (Deutsche Mark one million) ("De minimis Thresholds"). In the event that the Buyer's claims exceeds the De minimis Thresholds, only the amount of the claims actually exceeding the De minimis Thresholds may be recovered by the Buyer ["Freibetraege"]. The foregoing De minimis Threshold shall not apply to any claims regarding defects of ownership of the Shares pursuant to Section 7.3 and 7.4.

11.2 TOTAL CAP ON CLAIMS. The total liability the Seller may become subject to under this Agreement (except for the liability under the tax indemnification pursuant to Section 10.2) is limited to a total aggregate amount of DM 60,000,000 (Deutsche Mark sixty million) (the "TOTAL SELLER LIABILITY AMOUNT") provided that Wacker and Celanese shall jointly and severally act as Guarantors (as defined in Section 11.3 below) for such liability and

       (a) in case of Wacker provided that (i) Wacker shall in no event be liable for more than DM 30,000,000 (50 %) of the Total Seller Liability Amount and (ii) the total liability of Wacker may become subject to under this Agreement (including, but not limited to, liabilities under the Wacker Environmental Liability Cap, but except for liabilities as Guarantor for the Seller's liability under the tax indemnification, if any) amounts to DM 120.000.000 (Deutsche Mark one hundred and twenty million) (the"TOTAL WACKER LIABILITY AMOUNT");

       (b) in case of Celanese provided that (i) Celanese shall in no event be liable for more than DM 30,000,000 (50 %) of the Total Seller Liability Amount and (ii) the total liability of Celanese may become subject to under this Agreement (including, but not limited to, liabilities under the Celanese Environmental Liability Cap, but except for liabilities as Guarantor for the Seller's liability under the tax indemnification, if any) amounts to DM 200.000.000 (Deutsche Mark two hundred million) (the "TOTAL CELANESE LIABILITY AMOUNT")

       Any payment by the Seller or on behalf of the Seller under the Total Seller Liability Amount shall be credited 50 % to the total Wacker Liability Amount and 50% to the Total Celanese Liability Amount. For the purposes of this Section 11.2, the foregoing limitations shall not apply to any defects of ownership of the Shares pursuant to Section 7.3 and 7.4.

11.3 GUARANTORS. Celanese and Wacker shall act as guarantors ["Buergen unter Verzicht der Einrede auf die Vorausklage"] (the "GUARANTORS") for the Seller and, subject to the caps on claims as set forth in Section 11.2, be jointly and severally liable for the performance of the obligations of the Seller under the Agreement, provided that the obligations of the Guarantors for the performance of the Seller's obligations are strictly accessory ["akzessorisch"], i.e. the extent of the principal obligations of the Seller determines the extent for which the Guarantors are responsible.

                                   SECTION 12
                         SURVIVAL OF CLAIMS AND REMEDIES


       12.1 EXPIRATION PERIOD. Except as otherwise provided for in this Agreement, all representations and warranties made in Section 7 shall terminate and expire ["verjaehren"] (18) eighteen months after the date hereof.

       12.2 DEFECTS IN OWNERSHIP OF SHARES. Any claims brought in respect of representations and warranties regarding defects in the ownership of the Shares as set forth in Section 7.3 or 7.4 shall terminate and expire (5) five years after the date hereof.

       12.3 ENVIRONMENTAL INDEMNIFICATION. Any claims of the Buyer brought in respect of the indemnification from Environmental Liabilities against Wacker or Celanese pursuant to Section 10.1 shall terminate and expire (6) six months after the Environmental Liabilities become due within the meaning of Section 10.1 (a) last sentence and Section 10.1 (b) last sentence.

       12.4 TAX INDEMNIFICATION. Any claims of the Buyer under Section 10.2 shall terminate and expire (6) six months after either the Buyer or any of the Companies, as the case may be, has received the final and binding tax assessment (including adjustment assessments) by any taxing authority of the relevant jurisdiction in respect of the Companies.

       12.5 INTERRUPTION. Upon receipt of written notice on a specific claim in writing by the Buyer vis-a-vis the Seller or the respective Indemnifier, as the case may, which details the alleged basis for such claim, the limitation period shall be interrupted ["unterbrochen"] with respect to such claims, always provided that the Buyer takes legal action ["Klage erheben"] within (3) three months after such notification.


                                   SECTION 13
           CONTINUING AGREEMENTS, CUSTOMER AND SUPPLIER RELATIONSHIPS,
                            INSURANCE, CHANGE OF NAME


       13.1 SERVICE AGREEMENTS. Wacker and the Company, at or prior to the Closing, shall enter into framework service agreements relating to certain services and the use of infrastructure ("media") at the company sites in Burghausen and Cologne-Merkenich as already negotiated between Wacker and the Company (subject to specification of further technical issues), which will amend the existing service agreement of 30 June

              1993 and shall continue to be in effect substantially at the terms and conditions as currently negotiated between the Company and Wacker (including fees and charges, subject, however, to increases which are caused by increases of salaries or third party costs) until 31 December 2002. The Seller and the Company shall further, at or prior to Closing, enter into agreements regarding the security at the sites in Burghausen and Cologne-Merkenich ["Standortsicherheitsvertraege"]. The Parties shall use their best endeavours that the parties to such agreements perform their obligations thereunder in accordance with their respective terms and conditions.


       13.2 SUPPLY AGREEMENTS. The Company and Vintron at or prior to the Closing Date shall enter into supply agreements regarding the supply of the Company with VCM and EDC in substantially the form as attached as SCHEDULE 13.2 as already been negotiated (the "SUPPLY AGREEMENTS"). The Parties are fully aware of the contents of the Supply Agreements and fully agree to their terms and conditions. The Parties hereby further agree that for the purpose of this Agreement and the determination of the Consolidated Audited EBITDA, irrespective whether the Supply Agreements are terminated or the terms and conditions of the Supply Agreements are amended prior to the relevant date, the current terms and conditions of the Supply Agreement shall be deemed as in full effect for the relevant time periods ending on 31 December 2000 and 31 December 2001. Furthermore, in the event of a lack of supply with VCM Celanese Chemical Europe GmbH ("CELANESE CHEMICAL") under the Vintron-Transaction has undertaken to guarantee that Vintron will be provided with sufficient VCM up to 155 kt from third parties or from Celanese Chemical in order to satisfy its obligations under the VC-Liefervertrag until 31 December 2001 by undertaking to compensate Vintron i.a. as follows: In the event of lack of supply, Celanese Chemical has to pay a penalty to Vintron (which Vintron shall pay to Vinnolit in view of the existing VC-Liefervertrag between Vintron and Vinnolit) equal to the lost contribution margin of Vinnolit which is fixed between the parties at an amount of 450 DM/t VCM.

              The Parties agree that the aforementioned obligation of Celanese Chemical and the obligation of Vintron to pay the penalty to Vinnolit shall remain in full effect until 31 December 2001.

       13.3 CONTINUING AGREEMENTS. There are, and there will remain, a multitude of service and infrastructure relationships as well as supplier relationships between the Companies and the Seller and the Seller's Affiliates. The Buyer hereby agrees to cause the Companies to negotiate and enter into, on terms reasonably acceptable to the parties involved, additional service related agreements besides those referred to in Section 13.1 and this Section 13.3 which are or may become necessary to enable the Companies to operate the Business and to enable the Seller and/or the Seller's Affiliates to provide efficient services to all site users.

       13.4 CHANGE OF NAME. Within (3) three months after the Closing Date, the Seller shall have changed its firm name ["Firma"] deleting any reference to "Vinnolit" and shall refrain from using or distributing any products, marketing materials, brochures or stationary or other materials containing or referring to the name or sign "Vinnolit". For the avoidance of doubt, the right of Wacker to distribute laquere resin products with the name and sign "Vinnol" pursuant to the technology and license agreement with the Company remains unaffected. The Buyer shall, and procure that the Companies shall, after the same period of time defined in sentence 1 refrain from using or distributing any products or stationary containing or referring to the names or signs Wacker, Celanese or Hoechst. The Buyer shall not, and shall procure that the Companies shall not, without the prior written consent of Celanese or Wacker, as the case may be, use the name or signs of Wacker, Celanese or Hoechst in marketing materials and brochures. Wacker and Celanese give their consent to the use of the name Celanese for the mere description of the history of the Business in marketing materials, brochures and the like. The Buyer and the Companies shall in no event indicate that the Business belongs, to the Seller, Wacker, Hoechst AG or Celanese or any of their affiliates. The Buyer shall further in no event be entitled to use such names, signs and indications with respect to products which do not belong to the Business.

       13.5 HEREDITARY RIGHTS. Wacker hereby waives the condition provided for in Section 9 sentence 2 last sub-sentence of the hereditary building rights agreement of 28 June 1993 (deed.no.1565/1993 of the notary public Walter Singer) according to which the privilege of renewal ["Vorrecht auf Erneuerung"] pursuant to Section 31 Erbbaurechtsverordnung only applies, if Wacker at the date of renewal holds, directly or indirectly, at least 25% of the shares in the Company, and Wacker and the Company shall amend the notarial deed accordingly no later than 10 business days after Closing.

                                   SECTION 14
                             COVENANT NOT TO COMPETE


       14.1 COVENANT NOT TO COMPETE. For a term of (2) two years after the date hereof, the Seller, Wacker, Celanese and their controlled subsidiaries within the sense of Section 17 of the German Stock Corporation Act shall not, unless otherwise provided in Section
              14.2 below, (i) engage in or carry out any business activities which represent competition to the Business nor (ii) acquire a controlling interest of more than 50% in the equity or in the voting rights, neither directly nor indirectly, in entities which compete with the Business, in each case on the relevant product and geographic markets on which the Companies have been active at the date hereof.

       14.2 EXEMPTIONS. The following activities are exempt from the restrictions set out in Section 14.1:

              (a) the existing business activities of the Seller, Wacker, Celanese and their controlled subsidiaries as presently conducted, including but not limited to activities in the development, production and distribution of the monomer products hydrochloridacid, chlorine, caustic soda and hydrogen and Wacker's activities in the development, production, distribution and application of storage stable dispersions or polymer powders or polymer blends or powders with bonding properties, e.g. VINNEX LL 2321 or VINNEX LL 572, as well as the application and distribution of laquer resins;

              (b) acquiring an controlling interest in an entity, or any assets thereof, which is not in the first place and not mainly engaged in activities competing with the Business. To the extent legally possible, the Seller, Wacker and Celanese shall use their best efforts that in the event of a sale of the PVC part of the acquired business such PVC part of the acquired business shall be offered to the Buyer prior to an offer to third parties.

              (c) acquiring all or part of the assets of the chlorine chemicals business at the facilities in Frankfurt am Main-Hoechst, such business having been sold by Celanese Chemicals Europe GmbH to L II Europe GmbH;

              (d) any captive use of the Seller, Wacker, Celanese or their controlled subsidiaries, i.e. production which is not sold to third parties outside the group of affiliated enterprises.

                                   SECTION 15
                         FURTHER COVENANTS OF THE BUYER


RELEASE FROM COLLATERAL. The Buyer shall procure that the Seller and the Seller's Affiliates, as the case may be, are released from any collateral provided by them to the benefit of any of the Companies as disclosed in SCHEDULE 15 and shall on the Seller's first demand indemnify the Seller and the Affiliates, as the case may be, in respect of any and all claims resulting from such collateral.


                                   SECTION 16
                CARTEL CLEARANCE, OTHER COVENANTS OF THE PARTIES


       16.1 CO-OPERATION REGARDING CARTEL AUTHORITIES. The Parties agree to co-operate fully with a view to obtaining unconditional clearance by the German Federal Cartel Office and/or the European Commission, whichever is required for the consummation of the transactions contemplated hereby, without delay. The Seller's counsel shall without undue delay, however, if possible, not later than (10) ten working days after the date hereof, prepare all files with regard to the application to the relevant cartel authorities, which shall be reviewed by the Seller. The charges of the respective cartel authorities are to be borne by the Buyer. The cost of the Seller's counsel are to be borne by the Seller and the cost of the Buyer's counsel are to be borne by the Buyer.


       16.2 PARTIES' EFFORTS TO CLOSE. The Seller and the Buyer undertake to use all reasonable efforts to ensure fulfilment and compliance with all the conditions and obligations as set forth in this Agreement and procure any necessary official authorisations as may be required to consummate the transactions contemplated hereby as soon as practicable as of the date hereof so as to secure Closing and full completion of all the transactions contemplated hereby at the earliest date possible.


                                   SECTION 17
                               GENERAL PROVISIONS


       17.1 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and in the German or the English language and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by telefax or by registered mail ["Einschreiben mit Rueckschein"] to the respective Parties at the following addresses:


              (a)    if to the Seller:

                     to Wacker and Celanese

              (b)    if to Wacker:

                     Wacker Chemie GmbH Hanns-Seidel-Platz 4 Telecopy: +49 / 89 62 79 - 17 52 Attention: General Counsel Mr. Christian Bronisch

                     with a copy to

                     Haarmann, Hemmelrath & Partner Maximilianstr. 35 80335 Muenchen Telecopy: +49/89 21 636 - 133 Attention: Mr. Thomas Pauls

              (c)    if to Celanese:


                     Celanese AG Frankfurter Strasse 111 61476  Kronberg/Taunus
                     Telecopy: +49/69 305 82731 Attention: General Counsel

                     with a copy to

                     Hengeler Mueller Weitzel Wirtz Trinkausstrasse 7 40213 Duesseldorf Telecopy: + 49/ 211-132641 Attention: Mr. Rainer Krause

              (d)    if to the Buyer:

                     Vinnolit GmbH & Co. KG Carl-Zeiss-Ring 25 85737 Ismaning
                     Telecopy: + 49/8996103-119 Attention: Managing Director ["Geschaeftsfuehrer"]

                     with copies to:

                     c/o Advent International Corporation 75 State Street Boston, MA 02109 USA Telecopy: 001 / 617 951 - 0571
                     Attention: Mrs. Janet Hennessy or Mr. Tom Lauer

                     and to

                     Baker & McKenzie Doeser Amereller Noack Bethmannstr. 50-54 60311 Frankfurt/Main Telecopy: +49 / 69 299 08 - 108
                     Attention: Dr. Joerg Kirchner and Mr. Christian Brodersen

              A change in the person or address of the aforementioned addressees shall become effective for the other Party only (1) one month after having been informed on such change by written notice.

       17.2 PUBLIC ANNOUNCEMENTS. No Party to this Agreement shall make, or cause to be made, any press releases or public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior notification to, and consultation with, the other Party, and the Parties shall co-operate as to the timing and contents of any such announcement.

       17.3 HEADINGS. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

17.4 GERMAN TERMS. The terms set forth in this Agreement in German language shall take precedence over corresponding English terminology, if any, in interpreting the contents of the pertinent contractual provision and be interpreted in accordance with the meaning of that German term under German law and as would be customary in German language contracts.

17.5 COSTS. Except as otherwise specified in the Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the Agreement and the transactions contemplated hereunder shall be paid by the Party incurring such costs and expenses. Any and all notary public fees and costs and expenses with regard to the execution and performance of the Agreement and the transactions contemplated hereunder shall be borne by the Buyer.

17.6 ENTIRE AGREEMENT. The Agreement together with any documents referred to herein or incidental to the Agreement constitutes the entire Agreement between the parties hereto and replaces and supersedes any agreements or arrangements made previously in regard to the subject matter hereof.

17.7 AMENDMENTS. Any amendments, authorisations or variations of the Agreement, including this Section 17.7, require written form (unless notarisation is required) in order to be valid and effective.

17.8 SEVERABILITY. If any term or other provision of the Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of the Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify the Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

17.9 GOVERNING LAW, PLACE OF VENUE. The validity, performance and enforcement of the Agreement shall be governed by German law. Exclusive place of venue ["Ausschliesslicher Gerichtsstand"] shall be, at the claimant's choice Munich or Frankfurt am Main.

IN WITNESS THEREOF this Notarial Deed including the Schedules hereto and their Exhibits with the exception of certain balance sheets and other financial statements, lists of items, titles, rights and obligations contained in Schedules 5.2, 7.16, 7.17 and 9.2, in respect of which the persons appearing waived the right to have them read aloud and which instead have been presented to the persons appearing, were acknowledged, approved and signed on each page by the persons appearing, and with the further exception of Schedule 5.1, the documents attached after the first page of Schedule 7.5 and the rental agreement Vinnolit/DBV in
       Schedule 7.17, which are attached for identification purposes only and the content of which does not form part of the Notarial Deed,

has been read aloud to the persons appearing and was confirmed and approved by the persons appearing. The persons appearing then signed this Deed. All this was done at the day herebelow written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.

Basel, this 19th (nineteenth) day of May 2000 (two thousand)